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                                   EXHIBIT 5.1

PIPER
MARBURY
RUDNICK
& WOLFE   LLP


6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE (410) 580-3000
FAX   (410) 580-3001

                                   August 17, 2000

Chesapeake Biological Laboratories, Inc.
1111 South Paca Street
Baltimore, Maryland 21230-2591

Ladies and Gentlemen:

         We have acted as counsel to Chesapeake Biological Laboratories, Inc., a Maryland Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 750,000 shares of Class A Common Stock, par value $0.01 per share, issuable pursuant to the exercise of options granted under the Chesapeake Biological Laboratories, Inc. Fifth Stock Incentive Plan, and an aggregate of 325,000 shares of Class A Common Stock, par value $0.01 per share, issuable pursuant to options granted to Thomas P. Rice and John T. Botek not under any plan (the "Shares").

         We have examined copies of the Company's Restated Charter, Amended and Restated By-Laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that Shares issuable under the Plan and Shares issuable upon exercise of the options granted to Thomas P. Rice and John T. Botek have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                                /s/ Piper Marbury Rudnick & Wolfe LLP